Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-281975 and 333-282252) and S-8 (Nos. 333-210633, 333-216903, 333-223614, 333-230137, 333-236584, 333-254430, 333-263357, 333-270208, 333-276256, 333-277542 and 333-283065) of Spyre Therapeutics, Inc. of our report dated February 29, 2024, except for the effects of the restatement discussed in Note 19 to the consolidated financial statements, as to which the date is November 18, 2024 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Austin, Texas
November 18, 2024